UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018 (July 31, 2018)

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on April 24, 2018, Globalstar, Inc. (“Globalstar”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GBS Acquisitions, Inc., a Delaware corporation and wholly owned subsidiary of Globalstar (“Merger Sub”), Thermo Acquisitions, Inc., a Delaware corporation (“Thermo”), the stockholders of Thermo, and Thermo Development, Inc., in its capacity as the representative of the Thermo Stockholders as set forth therein (the “Stockholders’ Representative”), which contemplated that Merger Sub would be merged with and into Thermo, with Thermo continuing as the surviving entity and wholly owned subsidiary of Globalstar. Thermo is controlled by Jay Monroe, Executive Chairman of the Board of Directors and Chief Executive Officer of Globalstar. On July 31, 2018, Globalstar, following the unanimous recommendation of its Special Committee of independent directors, and the Stockholders’ Representative terminated the Merger Agreement by mutual written agreement by entering into a Termination of Agreement and Plan of Merger, between Globalstar and the Stockholders’ Representative. In addition, on July 31, 2018, the Voting Agreement between Globalstar and certain of its stockholders terminated in accordance with its terms as a result of the termination of the Merger Agreement. No termination fees are payable in connection with the termination of the Merger Agreement.

The foregoing description of the termination is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of which is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibit:

10.1    Termination of Agreement and Plan of Merger dated as of July 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ L. Barbee Ponder IV
L. Barbee Ponder IV
General Counsel & Vice President of Regulatory Affairs

Date: August 1, 2018